Exhibit 99.1

INVESTOR PRESENTATION March 2023

2 WARNING CONCERNING FORWARD LOOKING STATEMENTS This presentation contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Also, whenever we use words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “will”, “may” and negatives or derivatives of these or similar expressions, we are making forward-looking statements. These forward-looking statements are based upon our present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Forward-looking statements in this presentation relate to various aspects of our business, including our ability and the ability of our tenants, managers and other operators, and, in particular, our senior living community managers, to operate under unfavorable market and economic conditions, such as rising or sustained high interest rates and high inflation, labor market challenges, supply chain disruptions, volatility in the public equity and debt markets, pandemics, geopolitical instability and economic downturns or recessions, the continuing impact of the COVID-19 pandemic on us and our managers’ and other operators’ and tenants’ businesses, our belief that we are well positioned to weather the present disruptions in the real estate industry and, in particular, the healthcare real estate industry, including senior living, whether the aging U.S. population and increasing life spans of seniors will increase the demand for senior living communities and other medical and healthcare related properties and healthcare services, our ability to retain our existing tenants, attract new tenants and maintain or increase current rental rates on terms as favorable to us as our prior leases, our leasing pipeline, the credit qualities of our tenants, our ability to compete for tenancies and acquisitions effectively, our expectation that our redevelopment projects will be completed on budget and by the estimated completion dates, our acquisitions and sales of properties, our closures and repositioning of senior living communities, the impact of increasing labor costs and shortages and commodity and other price inflation due to supply chain challenges or other market conditions, our ability to raise debt or equity capital, our ability to complete dispositions, our ability to maintain sufficient liquidity and satisfy financial covenants under our debt agreements, our policies and plans regarding investments, financings and dispositions, our ability to pay distributions to our shareholders and to increase or sustain the amount of such distributions, whether we may contribute additional properties to our joint ventures and receive proceeds from the other investors in our joint ventures in connection with any such contributions or enter into new joint venture arrangements, our ability to pay interest on and principal of our debt, our ability to appropriately balance our use of debt and equity capital, our credit ratings, our expected management fees and the expected trading price of our common shares. Our actual results may differ materially from those contained in or implied by our forward-looking statements as a result of various factors, such as the impacts of rising or sustained high interest rates, inflation, labor market challenges, volatility in the public equity and debt markets, geopolitical risks and economic downturns or recessions, on us and our managers and other operators and tenants, the continuing impact of the COVID-19 pandemic on us and our managers and other operators and tenants, compliance with, and changes to, applicable laws, regulations and rules, limitations imposed on our business and our ability to satisfy complex rules in order for us to maintain our qualification for taxation as a real estate investment trust (REIT) for U.S. federal income tax purposes, competition within the healthcare and real estate industries, actual and potential conflicts of interest with our related parties and acts of terrorism, outbreaks or continuation of pandemics or other significant adverse public health safety events or conditions, wars or other hostilities, supply chain disruptions or other manmade or natural disasters beyond our control. For example: (a) (i) under the current economic conditions for the industries in which our properties and businesses operate, or if market trends that arose or increased since the beginning of the COVID-19 pandemic do not further abate and return to pre-pandemic levels or otherwise, our managers and other operators and tenants may not be able to profitably operate their businesses at our properties, our tenants may become unable or unwilling to pay their rent obligations to us, or our senior living community managers may be unable to generate our minimum returns for sustained periods; (ii) if we default under our credit facility or other debt obligations, we may be required to repay our outstanding borrowings and other debt; and (iii) although we have taken steps to enhance our ability to maintain sufficient liquidity, unanticipated events may require us to expend amounts not currently planned; (b) our senior living community managers and other operators may experience operating and financial challenges, resulting from a number of factors, some of which are beyond their control, and which challenges directly impact our operating results; (c) our distributions to our shareholders are set by our Board of Trustees, which considers many factors when setting or resetting our distribution rate, including our historical and projected net income, normalized funds from operations (Normalized FFO), requirements to maintain our qualification for taxation as a REIT, limitations in the agreements governing our debt, the availability to us of debt and equity capital, our expectation of our future capital requirements and operating performance, our expected needs for and availability of cash to pay our obligations and other factors deemed relevant by our Board of Trustees in its discretion, and our projected cash available for distribution in the future may change and may vary from our expectations; accordingly, future distributions may be increased or decreased and we cannot be sure as to the rate at which future distributions will be paid; (d) our ability to pay future distributions to our shareholders and to make payments of principal and interest on our debt depends upon a number of factors, including our future earnings, the capital costs we incur to lease and operate our properties and our working capital requirements; accordingly, we may be unable to pay our debt obligations when they become due or to maintain our current rate of distributions on our common shares and future distributions may be reduced or eliminated; (e) we cannot be sure we will sell any properties we plan to sell or what the terms or timing of any such sales may be, and any updating, rebalancing or repositioning of our portfolio may not result in the benefits we expect and properties we may sell may be at prices that are less than expected and less than their carrying values; (f) contingencies in our acquisition and sale agreements that we may enter may not be satisfied and any acquisitions and sales pursuant to such agreements and any related management arrangements we may expect to enter may not occur, may be delayed or the terms of such transactions or arrangements may change; (g) the capital investments we are making at our senior living communities and our plan to invest significant additional capital in our senior living communities to better position them in their respective markets in order to increase our future returns may not be successful and may not achieve our expected results, and our senior living communities may not be competitive despite these capital investments, or these capital investments may be delayed or may cost more than expected due to supply chain disruptions, market inflation, labor market challenges or other conditions; (h) our redevelopment projects may not be successful and may cost more or take longer to complete than we currently expect, and we may not realize the returns we expect from these projects and we may incur losses from these projects, and potential leasing arrangements related to our redevelopment projects may not materialize or may cost more or take longer to achieve than we anticipate; (i) we may spend more for capital expenditures or redevelopment projects than we currently expect; (j) our existing joint ventures and any additional joint ventures we may enter into in the future may not be successful or our joint ventures may require us to provide additional capital; (k) our tenants may experience losses and default on their rent obligations to us; (l) some of our tenants may not renew expiring leases, and we may be unable to obtain new tenants to maintain or increase the historical occupancy rates of, or rents from, our properties, and we may incur significant costs to reposition or re-lease a vacant property to a new tenant and vacancies may reduce the value of the property; (m) we may be unable to identify properties that we want to acquire or to negotiate acceptable purchase prices, acquisition financing, management agreements or lease terms for new properties, and we are currently subject to restrictions on our ability to make acquisitions pursuant to the agreement governing our credit facility; (n) rents that we receive from our properties may decline because of changing market conditions or otherwise;

3 WARNING CONCERNING FORWARD LOOKING STATEMENTS (o) although we have obtained a waiver from compliance with the fixed charge coverage ratio covenant included in our credit agreement through January 15, 2024, if our operating results and financial condition are further adversely impacted by current economic conditions or otherwise, or our operating results do not sufficiently and timely improve, we may fail to comply with the terms of the waiver and other requirements under our credit agreement, and we may also fail to satisfy certain financial requirements under our senior unsecured notes indentures and their supplements (for example, our ratio of consolidated income available for debt service to debt service was below the 1.5x incurrence requirement under our credit agreement and our public debt covenants as of December 31, 2022, and we cannot be certain how long this ratio will remain below 1.5x; we are unable to incur additional debt until this ratio is at or above 1.5x on a pro forma basis, but we are not required to repay outstanding debt as a result of failure to comply with this financial requirement; if we believe we will not be able to satisfy our financial or other covenants, we expect that we would seek waivers or amendments prior to any covenant violation or seek other financial alternatives; however, we may fail to obtain any such waivers or amendments or financing alternatives on acceptable terms or at all); (p) we are currently fully drawn under our credit facility and could also be required to repay our outstanding debt in the event of non-compliance with certain requirements of our credit agreement or our senior unsecured notes indentures or their supplements; we may therefore experience further liquidity constraints and we will be limited to our cash on hand or may be forced to raise additional sources of capital or take other measures to maintain adequate liquidity; actual costs under our credit facility or other floating rate debt will be higher than the stated rates because of fees and expenses associated with such debt; (q) our residents may become unable to fund our charges with private resources and we may be required or may elect for business reasons to accept or pursue revenues from government sources, which could result in an increased part of our net operating income (NOI) and revenue being generated from government payments and our becoming more dependent on government payments, and if the government fails to pay us or our managers or other operators amount due because of government defaults, shutdowns, budgetary constraints or otherwise, we and they may be significantly negatively impacted; (r) circumstances that adversely affect the ability of seniors or their families to pay for our managers’ or other operators’ services, such as economic downturns or recessions, weak housing market conditions, higher levels of unemployment among our residents’ family members, lower levels of consumer confidence, rising or sustained high interest rates, high inflation, the effects of the slow recovery of our senior housing operating portfolio from the COVID-19 pandemic, stock market volatility and/or changes in demographics generally could affect the profitability of our senior living communities; (s) our unspent leasing related obligations may cost more or less and may take longer to complete than we currently expect, and we may incur increasing amounts for these and similar purposes in the future; (t) we may not realize the benefits we expect from the Environmental, Social and Governance (ESG) program of The RMR Group LLC (RMR) and initiatives and we or RMR may not succeed in meeting existing or future standards regarding ESG; (u) we cannot be sure that we will be able to regain and/or maintain compliance with the minimum bid price continued listing standard of The Nasdaq Stock Market LLC (Nasdaq) or that we will otherwise be in compliance with other Nasdaq listing standards, which could result in the delisting of our common shares from Nasdaq; (v) the trading price of our common shares is beyond our control and may increase or decrease more than we currently expect; and (w) the advantages we believe we may realize from our relationships with related parties may not materialize. Our Annual Report on Form 10-K for the year ended December 31, 2022 and our other filings with the Securities and Exchange Commission (SEC) identify other important factors that could cause differences from our forward-looking statements. Our filings with the SEC are available on the SEC’s website at www.sec.gov. You should not place undue reliance upon our forward-looking statements. Except as required by law, we do not intend to update or change any forward-looking statements as a result of new information, future events or otherwise. NON-GAAP FINANCIAL MEASURES This presentation contains non-GAAP financial measures including Normalized FFO, adjusted EBITDAre, NOI, cash basis NOI, same property NOI and same property cash basis NOI. Reconciliations for these metrics to the closest U.S. generally accepted accounting principles (GAAP) metrics are included in an appendix hereto. Note: • Unless otherwise noted, data is presented as of December 31, 2022. • Five Star Senior Living (Five Star) is an operating division of AlerisLife, Inc. (Nasdaq: ALR), and the manager of certain of our managed senior living communities.

4 REASONS TO INVEST IN DHC An institutional quality portfolio that is diversified across the healthcare spectrum, and seeks long-term stable growth. Predominantly private pay assets with limited exposure to government reimbursement programs such as Medicare and Medicaid. Long-term, positive healthcare demographics that offer potential for improved industry fundamentals. Diversified tenant credit profile with approximately 500 tenants in the Office Portfolio segment. Strong management platform with efficiency advantages. Deep valuation disconnect, which creates an attractive buying opportunity.

5 DHC seeks to capitalize on the healthcare demands of an aging U.S. population. A WELL POSITIONED NATIONAL HEALTHCARE REIT(1) 379 Healthcare Related Properties $7.1B Investment Portfolio 8.8M sf Medical Office & Life Science Space 27,408 Senior Living Community Units Focused growth • Well-located medical office and life science buildings, and private pay senior living communities in diverse markets. Scale and diversity • With an approximately $7.1 billion national investment portfolio and approximately 500 medical office and life science tenants, DHC is well scaled with strong credit diversity. (1) Unless otherwise stated, data is as of December 31, 2022 and excludes unconsolidated joint ventures.

6 PORTFOLIO PROFILE DHC’s historically opportunistic approach to investing in quality healthcare related properties has created a portfolio that is broadly diversified with national scale. Asset Class By NOI(1)(2) (based on Q4 2022 same property NOI) 379 properties located in 36 states and Washington, D.C.(1) Medical Office 43% Independent Living 31% Life Science 15% Assisted Living 7% Wellness Centers 3% Skilled Nursing Facilities 1% Geographic Diversification By Holdings FL 10% WI 4% CA 9% VA 4% TX 9% IL 4% GA 6% IN 4% MD 5% 26 Other States + D.C. 41% NC 4% Total 100% Geographic Diversification By Gross Book Value Of Real Estate Assets(1) (1) Excludes unconsolidated joint ventures. (2) Senior living communities are categorized by the type of living units which constitute a majority of the living units at the community. # of Property Holdings MA

7 HIGH QUALITY MEDICAL OFFICE AND LIFE SCIENCE PORTFOLIO Almost 500 tenants with same property occupancy of 90.0% at December 31, 2022.(1)(2) Maryland Heights, MO Tenant: Magellan Health Square feet: 232,521 (1) Excludes unconsolidated joint ventures. (2) Occupancy data is as December 31, 2022 and includes space that is leased but is not occupied or is being offered for sublease by tenants and space being fitted out for occupancy. Grafton, WI Tenant: Advocate Aurora Health Square feet: 35,677 Mason, OH Tenant: AtriCure Square feet: 95,780 Washington, DC Multi-tenant MOB Square feet: 137,977 San Diego, CA Multi-tenant Life Science Square feet: 185,979

OFFICE PORTFOLIO

Office Portfolio Segment[1][2]



Patient Care
42.2%
Life Science
42.6%
Other
15.2%

Medical Office & Life Science Annualized Rental Income Expiring[1][3]



40%
35%
30%
25%
20%
15%
10%
5%
0%
8%
11%
8%
11%
10%
12%
5%
35%
2023
2024
2025
2026
2027
2028
2029
2030+

As of December 31, 2022[1]:

- Our same property Office Portfolio occupancy was 90.0%[4].
- Geographically diversified Medical Office Building portfolio with no market exposure greater than 11%[5].
- Well laddered lease expiration schedule.
- Weighted average remaining lease term is 5.8 years[6].

(1) Excludes unconsolidated joint ventures.
(2) Includes both medical office and life science properties. Based on Q4 2022 NOI. See Appendix for the calculation of NOI and a reconciliation of net income (loss) determined in accordance with GAAP to that amount.
(3) Annualized rental income is based on rents pursuant to existing leases as of December 31, 2022. Annualized rental income includes estimated percentage rents, straight line rent adjustments and estimated recurring expense reimbursements for certain net and modified gross leases and excludes lease value amortization at certain of our medical office and life science properties.
(4) Medical office and life science same property occupancy data is as of December 31, 2022 and includes space that is leased but is not occupied or is being offered for sublease by tenants and space being fitted out for occupancy.
(5) Medical office building geographic exposure data is on a square foot basis and is as of December 31, 2022, and includes (i) out of service assets undergoing redevelopment, (ii) space that is leased but is not occupied or is being offered for sublease by tenants and (iii) space being fitted out for occupancy.
(6) Average remaining lease term is weighted by annualized rental income as of December 31, 2022.

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9 0 2 4 6 8 10 12 2Q05 4Q05 2Q06 4Q06 2Q07 4Q07 2Q08 4Q08 2Q09 4Q09 2Q10 4Q10 2Q11 4Q11 2Q12 4Q12 2Q13 4Q13 2Q14 4Q14 2Q15 4Q15 2Q16 4Q16 2Q17 4Q17 2Q18 4Q18 2Q19 4Q19 2Q20 4Q20 2Q21 4Q21 2Q22 4Q22 MEDICAL OFFICE AND LIFE SCIENCE DYNAMICS Strong demographic tailwinds driving healthcare real estate demand. • Between 2022 and 2030, more than 20% (or the equivalent of 10,000 Baby Boomers per day) of the total U.S. population will reach the age of 65.(1) • Physician and clinical services spending is projected to grow at an average rate of 5.4% per year and reach $1.2 trillion by 2027. • Net absorption in the life science sector remained strong in 2022 with close to 17.5 million square feet being absorbed. • Average asking rental rates hit a record high in 2022 signaling continued demand for premium lab space. • Private capital is more cautious heading into 2023, however VC funding continued at an aggressive pace reaching over $30 billion in 2022, consistent with 2020. (1) Source: U.S. Census Bureau. (2) Source: Centers for Medicare & Medicaid Services, Office of the Actuary, September 2018. (3) Source: Bloomberg, as of March 2, 2023. Note: Quarterly VC funding includes venture capital transactions where at least one entity involved is a biotechnology, healthcare-products or pharmaceutical company. Life Science VC Funding(3) $200 $400 $600 $800 $1,000 $1,200 2020 2021 2022 2023 2024 2025 2026 2027 Billions ($) Outpatient Services Expenditures (2)

OFFICE PORTFOLIO – FOURTH QUARTER UPDATE

For the quarter ended December 31, 2022, our Office Portfolio segment represented 58% of same property cash basis NOI.

- During the fourth quarter, we executed new and renewal leases totaling more than 180 thousand square feet, with an average roll-up in rents of 8.9% and a weighted average lease term of 9.2 years.
- Our leasing pipeline contains potential new and renewal transactions of more than one million square feet of space. On a square footage basis, approximately 39% of the leasing pipeline is for new tenants that could absorb vacant space.
- As of the end of the fourth quarter, over 90% of our leases have expense recovery structures, where much of our operating expense increases can be passed back to tenants.

Redevelopment Project	Location	Square Feet(1)	Estimated Project Costs(2)	Total Costs Incurred(3)	Estimated Completion Date(4)
10030 North MacArthur Boulevard	Irving, TX	94,137	$3.5	$2.4	Q1 2023
1415 West 3rd Street	Tempe, AZ	82,257	$5.4	$2.1	Q2 2023
100 Hampshire Street	Mansfield, MA	124,803	$21.2	$0.3	Q4 2023
2141 K Street NW	Washington, D.C.	82,592	$56.5	$1.3	Q1 2025


Rendering of 1415 West 3rd St.
Tempe, AZ
14
15
14
15

(1) Represents estimated square footage upon project completion.
(2) Project costs are as of December 31, 2022 and include estimated construction costs and leasing capital up to stabilization, $ in millions.
(3) Total costs incurred as of December 31, 2022, $ in millions.
(4) Estimated completion date can depend on various factors, including when lease agreements are signed with tenants. Therefore, the actual completion date may vary.

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11 INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES 8631 & 8635 West Third Street Los Angeles, CA Total SF: 330,892 4770 Regent Boulevard Irving, TX Total SF: 116,948 Vertex Pharmaceuticals Boston, MA Total SF: 1,134,479 30 New Crossing Road Reading, MA Total SF: 33,600 330 Baker Ave Concord, MA Total SF: 49,250 Seaport Innovation JV Life Science / Medical Office JV (1) Property value as of December 23, 2021. As of December 31, 2022, this joint venture had secured fixed rate debt of $620 million. (2) Property value as of January 28, 2022. As of December 31, 2022, this joint venture had secured fixed rate debt of $190 million and secured floating rate debt of $267 million. We own a 10% equity interest in the two-building life science complex located in the Boston, MA Seaport area at 11 Fan Pier Blvd. and 50 Northern Ave. 1.1 Million Sq. Ft 100% Occupied 6.1 years WALT $104.7 Million DHC Carrying Value $1.7 Billion Property Value(1) 1.1 Million Sq. Ft 97% Occupied 6.0 years WALT $50.8 Million DHC Carrying Value $0.7 Billion Property Value(2) We own a 20% equity interest in 10 medical office and life science properties.

12 SENIOR LIVING PORTFOLIO The Palms at Lake Spivey Operator: Five Star Senior Living Jonesboro, GA 200 Units Five Star Premier Residences Operator: Five Star Senior Living Pompano Beach, FL 170 Units Oaks at Stockbridge Operator: Oaks-Caravita Senior Care Stockbridge, GA 61 Units Amber Ridge Operator: Cedarhurst Senior Living Moline, IL 87 Units Granite Gate Senior Living Operator: Five Star Senior Living Prescott, AZ 123 Units The Bungalows at Riverchase Operator: Phoenix Senior Living Hoover, AL 36 Units

SHOP SEGMENT

DHC's SHOP segment contains 230 communities with over 25,000 units with a diverse group of best-in-class operators. (1)

SHOP Q4 2022 Highlights:

- 230 communities with approximately 25,350 units managed by 13 operators.
- Occupancy grew to 76.3% in the fourth quarter, an increase of 380 basis points year-over-year.
- Revenues increased 14.2% year-over-year largely attributable to rate growth of 8.9% over the same period.
- NOI improved by 217.3% compared to the prior year.
- Property level operating expenses were negatively impacted by inflation related increases but decreased $4.6 million from the third quarter.
- While total wages and benefits remain a challenge due to staffing shortages and wage inflation, operators have reduced turnover, the average time-to-fill positions, the number of open positions and the use of contract labor.

Same Property Q4 2022 Highlights:

- 209 communities with approximately 23,000 living units.
- Occupancy grew 180 basis points from the third quarter to 76.7% and 380 basis points from the prior year.
- Rates also increased 8.1% year-over-year due to rate growth and reduced concessions.
- NOI increased compared to the third quarter primarily resulting from an increase in revenues due to higher rates and increased occupancy.

Manager	Location	Number of Communities(1)	Number of Units
Cedarhurst Senior Living	IL/WI	13	785
Charter Senior Living	FL/MD/TN/VA	17	977
IntegraCare Senior Living	PA	2	143
Life Care Services	DE	3	517
Navion Senior Solutions	SC	5	235
Northstar Senior Living	AZ/CA	7	418
Oaks-Caravita Senior Care	GA/SC	26	1,415
Omega Senior Living	NE	1	69
Oaks Senior Living	GA	3	264
Phoenix Senior Living	AL/AR/KY/MO/NC/SC	23	1,462
Stellar Senior Living	CO/TX/WY	10	1,169
The RMR Group LLC	TX	1	169
Five Star Senior Living	National	119	17,723
Total SHOP		**230**	**25,346**

SHOP Communities Unit Mix


AL 42%
IL 41%
SNF 6%
MC 11%

(1) Excludes properties classified as closed.

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14 106.3 108.5 110.3 98 100 102 104 106 108 110 112 Indexed Occupancy Since March 2021(2) NIC Primary/Secondary Mkts DHC SHOP DHC NNN SENIOR LIVING PORTFOLIO OVERVIEW Current Portfolio (as of December 31, 2022) Operator Community Mix Number of Communities(1) Units(1) SHOP Segment IL, AL, MC, SNF, CCRC 230 25,346 NNN Leased Senior Living Communities IL, AL, MC, SNF, CCRC 27 2,062 Total Senior Living 257 27,408 (1) Excludes properties classified as closed. (2) Source: National Investment Center for Seniors Housing & Care (NIC), as of December 2022. Continued execution of SHOP Occupancy Recovery • SHOP monthly occupancy hit a pandemic low in February 2021. • Indexed occupancy increased throughout 2021 despite COVID-19 variants. • Following the announcement of our plan to transition communities from Five Star to other third party operators, disruption related to employee turnover as a result of the announcement lead to modest underperformance in occupancy growth compared to the industry average. • Our operators have accelerated occupancy growth in recent months and have outperformed the industry benchmark on an indexed basis. Announced plan to transition communities 107 Operator Transitions

15 0 5 10 15 20 25 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021E 2022E 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E Millions Age 80+ Population Growth (1) CURRENT ENVIRONMENT & FUTURE DEMOGRAPHICS Long-Term Industry Demographics Remain Compelling • Senior living demographic of 80+ population is projected to grow over 30% in the next five years. • National healthcare spending is projected to grow at an average rate of 5.7% per year and reach $6.0 trillion by 2027(2). (1) Source: U.S. Census Bureau. (2) Source: Centers for Medicare & Medicaid Services, www.cms.gov. (3) Source: NIC Map © Data Service, as of Q4 2022. For more information on the NIC MAP © Data Service, please visit www.nic.org/NIC-map. Primary & Secondary Market Senior Living Supply: Units Started as a % of Inventory(3) Favorable Supply Trends in the Wake of COVID-19 • Primary & secondary market senior living unit construction continues to decelerate. • Inventory growth is now just 0.7% year-over-year, and new starts as a percentage of inventory are at their lowest levels in nearly 10 years. • Independent living supply growth remains more measured than assisted living. Independent living supply growth was 3.6% as of 4Q22 compared to assisted living of 2.0%. 2015-2020 CAGR: 1.7% 2021-2030 CAGR: 4.2% 0.0% 1.0% 2.0% 3.0% 4.0% 5.0% 2008Q2 2008Q4 2009Q2 2009Q4 2010Q2 2010Q4 2011Q2 2011Q4 2012Q2 2012Q4 2013Q2 2013Q4 2014Q2 2014Q4 2015Q2 2015Q4 2016Q2 2016Q4 2017Q2 2017Q4 2018Q2 2018Q4 2019Q2 2019Q4 2020Q2 2020Q4 2021Q2 2021Q4 2022Q2 2022Q4

SHOP REDEVELOPMENT PROJECTS

For the year 2022, we deployed more than $225 million into our SHOP segment, as we continue to execute on our strategy.

- Supply growth is slowly recovering but remains limited. New construction has been hampered by the limited availability of financing.
- Our national footprint and ability to enhance our communities not only allows us to increase rates, but also capture more market share as more seniors enter the marketplace.

Project	Location	Type of Property	Number of Units	Estimated Project Costs[1]	Total Costs Incurred[2]	Estimated Completion Date[3]
Five Star Premier Residences of Teaneck	Teaneck, NJ	IL/AL	218	$9.8	$7.0	Q2 2023
Leisure Park	Lakewood, NJ	IL/AL/MC	355	$9.0	$5.7	Q2 2023 Phase I
The Remington Club	San Diego, CA	IL/AL	342	$18.0	$4.4	Q2 2023 Phase I
Pueblo Norte Senior Living	Scottsdale, AZ	IL/AL	197	$16.5	$3.5	Q2 2023 Phase I
The Forum at Memorial Woods	Houston, TX	IL/AL/MC	325	$12.0	$3.0	Q2 2023 Phase II
Five Star Residences of Dayton Place	Denver, CO	IL/AL/MC	239	$6.0	$2.4	Q2 2023
Five Star Premier Residences of Chevy Chase	Chevy Chase, MD	IL/AL	330	$20.5	$1.0	Q4 2023
The Forum at Desert Harbor	Peoria, AZ	IL/AL	230	$16.0	$0.9	Q4 2023 Phase I
Other Projects	National	Various	5,783	$120.4	$18.9	Various

(1) For those projects completed in phases, the estimated project costs represent estimated construction costs for that phase. Project costs are as of December 31, 2022, $ in millions.
(2) Total costs incurred as of December 31, 2022, $ in millions.
(3) Estimated completion date can depend on various factors. Therefore, the actual completion date may vary.

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17 FINANCIAL PROFILE Historical Sources of Capital (1) Represents secured fixed rate debt obligations. (2) December 31, 2022 balance adjusted to give effect to the January and February 2023 repayments of borrowings under DHC's credit facility pursuant to its credit agreement. (3) Includes $5.3 million of finance lease obligations due through April 2026. • Public Debt: Active public bond issuer with over $2.3 billion outstanding. • Agency Market (Fannie Mae and Freddie Mac): Offers attractively priced capital for financing senior housing assets. • Traditional mortgages. • Recapitalization opportunities through existing JV partners. • Asset sales. $450,000 $250,000 $500,000 $500,000 $500,000 $600,000 $16,413 $1,834 $2,001 $904 $302 $315 $330 $346 $362 $7,261 $0 $250,000 $500,000 $750,000 2023 2024 2025 2026 2027 2028 2029 2030 2031 Thereafter $ Thousands Floating Rate Debt Unsecured Fixed Rate Debt Secured Fixed Rate Debt (1) (3) Pro Forma Debt Maturity Schedule (as of December 31, 2022, $ in thousands) (1) (1) (1) (1) (1) (1) (1) (1) (1) (2)

18 STRONG MANAGEMENT PLATFORM ADVANTAGES Financial Services: Real Estate Services: Business Services: Accounting Acquisitions/ Dispositions Administration Capital Markets Asset Management Human Resources Compliance/ Audit Construction/ Development Information Technology (IT) Finance/ Planning Engineering Investor Relations Treasury Leasing Marketing Tax Property Management Legal/ Risk Management RMR’s Operations Include: Over 38,000 Combined Employees Nearly 2,100 Properties Approximately $16 Billion in Total Consolidated Annual Revenues Combined RMR Managed Companies: Office Industrial Government Medical Office Life Sciences Senior Living Hotels Retail THE RMR GROUP Over $37 Billion in AUM Over 600 CRE Professionals More than 30 Real Estate Offices Throughout the U.S. DHC IS MANAGED BY THE RMR GROUP, AN ALTERNATIVE ASSET MANAGER. NATIONAL MULTI-SECTOR INVESTMENT PLATFORM

THE RMR GROUP
A WINNING TRADITION

#3 in **Retail** Real Estate Ownership

#5 in **Hotel** Real Estate Ownership

#4 in **Senior Living** Real Estate Ownership

#8 in **Industrial** Real Estate Ownership

#13 in **Office** Real Estate Ownership

#3 **Truck** Stop Operator

#7 **Senior Living** Operator(1)

#8 **Hotel** Operator

RMR RECOGNITION

Fortune Magazine's **Fastest Growing Companies** ranked 75th 2019

Women on Boards; Winning Organization 2020

Boston Globe's **Top Places to Work**; 2020, 2021, 2022

SUSTAINABILITY

EPA'S **ENERGY STAR** **Partner of the Year** 2019 - 2022. 70 properties with EPA **ENERGY STAR** certifications

60 properties with **BOMA** designations. Ranked **#1** for portfolio with most designations

56 properties with **LEED** designations

Note: Real estate ownership rankings for Retail, Hotel, Office and Industrial utilize property count rankings generated from Real Capital Analytics as of June 30, 2022. Senior Living Real Estate Ownership and Senior Living Operator rankings are sourced from the 2021 ASHA 50 annual publication as of September 30, 2021. Hotel Operator rankings sourced from STR Inc. as of June 30, 2021.

(1) AlerisLife Inc., formerly Five Star Senior Living Inc., was ranked 4th in the 2021 Argentum 50 annual publication. However, adjusting the ranking for units that transitioned to other operators in 2021, AlerisLife Inc. would have ranked 7th.

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20 DHC BENEFITS FROM RELATIONSHIP WITH THE RMR GROUP RMR provides DHC with scale and efficiencies. • DHC has no employees; RMR provides all services. • RMR’s acquisitions team sees a substantial number of properties marketed for sale in every market across the United States. • RMR attracts very strong real estate professionals (acquisitions, asset management, property management, finance, accounting, etc.) because of the size of the portfolios for which they will be responsible. • RMR provides job growth opportunities for employees, which is a benefit when hiring. • RMR property management employees focus only on assets managed by RMR, with no conflicting responsibilities for other owners. • DHC benefits from the scale of a $37 billion platform. Examples: ◦ Centralized procurement. ◦ Centralized services. ◦ Banking and capital markets.

21 SUPPORTED BY RMR'S PERSONNEL INVESTMENTS • RMR continues to invest in personnel overseeing the asset management, development and project management functions. • Since 2016, RMR has added 25 positions to the Senior Living and Office & Industrial Asset Management teams, while it has also added 12 positions to the Development and Project management teams. • This personnel investment comes at no additional cost to DHC pursuant to its management agreement with RMR. 2.1% 2.5% 3.5% 5.7% 6.4% 6.9% 7.4% 7.6% 7.7% 9.1% 10.1% 10.3% 12.1% 13.8% 15.2% 16.3% 0.0% 10.0% 20.0% DHC WELL VTR HR PEAK HTA SBRA DOC OHI NHI MPW CTRE GMRE LTC CHCT GBCS DHC’s G&A as a percent of total revenues compares favorably to its peer group(1): (1) Source: S&P Global Market Intelligence and company filings. Data is as of the most recently reported quarter.

22 MANAGEMENT AGREEMENT PROVIDES FOR ALIGNMENT OF INTERESTS RMR base management fee tied to DHC share price performance • Consists of an annual fee based on 50 bps of the lower of: (1) DHC’s historical cost of real estate, or (2) DHC’s total market capitalization. • There is no incentive for RMR to complete any transaction that could reduce DHC’s share price. RMR incentive fees are contingent on total shareholder return outperformance • Equal to 12% of value generated by DHC in excess of the benchmark index total returns (MSCI U.S. REIT/Health Care REIT Index)(1) per share over a three year period, subject to a cap (1.5% of equity market cap). • Outperformance must be positive: it can’t be the best of the worst. • Shareholders keep 100% of benchmark returns and at least 88% of returns in excess of the benchmark. Other fees • Property management fee: consists of an annual fee based on 3.0% of rents collected at DHC’s medical office, life science and active adult properties. • Construction supervision fee based on project costs. Alignment of Interests If DHC’s total market cap exceeds historical cost of real estate, base fee is paid on assets. If DHC’s total market cap is less than historical cost of real estate, base fee fluctuates with share price. Incentive fee structure keeps RMR focused on increasing total shareholder return. Members of RMR senior management are holders of DHC shares, some subject to long term lock up agreements. DHC shareholders have visibility into publicly traded RMR. DHC benefits from RMR’s national footprint and economies of scale of $37 billionplatform. (1) On October 1, 2021, DHC announced that it had amended its business management agreement effective August 1, 2021 with The RMR Group LLC to replace the benchmark index used in the calculation of incentive management fees. For periods beginning on and after August 1, 2021, the MSCI U.S. REIT/Health Care REIT Index replaces the discontinued SNL U.S. REIT Healthcare Index and is used to calculate benchmark returns per share for purposes of determining any incentive management fee payable by DHC to The RMR Group LLC. For periods prior to August 1, 2021, the SNL U.S. REIT Healthcare Index continues to be used.

23 APPENDIX Muse at Torrey Pines San Diego, CA

24 (1) See Definitions of Certain Non-GAAP Financial Measures in the appendix for a description of why we believe they are appropriate supplemental measures and a description of how we use these measures. (2) See appendix for the calculation of NOI and a reconciliation of net income (loss) determined in accordance with GAAP to this amount. (3) See appendix for the calculation of EBITDA, EBITDAre and Adjusted EBITDAre and a reconciliation of net income (loss) determined in accordance with GAAP to these amounts. (4) See appendix for the calculation of Normalized FFO attributable to common shareholders and a reconciliation of net income (loss) attributable to common shareholders determined in accordance with GAAP to these amounts. FINANCIAL SUMMARY(1) For the Three Months Ended December 31, For the Year Ended December 31, (Dollars in thousands, except per share data) 2022 2021 2022 2021 Rental income $ 68,973 $ 102,034 $ 260,740 $ 408,589 Residents fees and services 267,912 234,697 1,022,826 974,623 Total revenues $ 336,885 $ 336,731 $ 1,283,566 $ 1,383,212 Net (loss) income $ (65,322) $ 366,758 $ (15,774) $ 179,926 Net (loss) income attributable to common shareholders $ (65,322) $ 365,585 $ (15,774) $ 174,515 NOI(2) $ 51,719 $ 63,015 $ 174,496 $ 291,400 NOI margin % 15.40% 18.70% 13.60% 21.10% Adjusted EBITDAre(3) $ 59,713 $ 53,875 $ 182,367 $ 277,947 Normalized FFO attributable to common shareholders $ 8,138 $ (16,495) $ (38,325) $ (7,906) Per share data: Common dividend $ 0.01 $ 0.01 $ 0.04 $ 0.04 Normalized FFO attributable to common shareholders (4) $ 0.03 $ (0.07) $ (0.16) $ (0.03)

CALCULATION AND RECONCILIATION OF NOI AND CASH BASIS NOI(1)

(Dollars in thousands)	For the Three Months Ended					For the Year Ended	
	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021	12/31/2022	12/31/2021
Calculation of NOI and Cash Basis NOI:							
Revenues:							
Rental income	$ 68,973	$ 63,960	$ 62,522	$ 65,285	$ 102,034	$ 260,740	$ 408,589
Residents fees and services	267,912	258,960	250,506	245,448	234,697	1,022,826	974,623
Total revenues	336,885	322,920	313,028	310,733	336,731	1,283,566	1,383,212
Property operating expenses	(285,166)	(289,096)	(266,066)	(268,742)	(273,716)	(1,109,070)	(1,091,812)
NOI	51,719	33,824	46,962	41,991	63,015	174,496	291,400
Non-cash straight line rent adjustments included in rental income	(1,723)	(2,738)	(2,710)	(1,745)	(2,042)	(8,916)	(5,846)
Lease value amortization included in rental income	41	42	57	105	(1,648)	245	(7,211)
Non-cash amortization included in property operating expenses	(200)	(199)	(199)	(199)	(200)	(797)	(797)
Cash Basis NOI	$ 49,837	$ 30,929	$ 44,110	$ 40,152	$ 59,125	$ 165,028	$ 277,546
Reconciliation of Net Income (Loss) to NOI and Cash Basis NOI:							
Net (loss) income	$ (65,322)	$ (81,492)	$ (109,383)	$ 240,423	$ 366,758	$ (15,774)	$ 179,926
Equity in net losses (earnings) of investees	2,630	(2,127)	(3,204)	(3,354)	—	(6,055)	—
Income tax (benefit) expense	(135)	13	(640)	1,472	406	710	1,430
Loss on modification or early extinguishment of debt	—	—	29,560	483	—	30,043	2,410
Interest expense	49,341	46,936	55,975	57,131	63,518	209,383	255,759
Interest and other income	(9,169)	(4,099)	(2,266)	(395)	(786)	(15,929)	(20,635)
Losses on equity investments, net	4,276	2,674	10,157	8,553	15,289	25,660	42,232
Loss (gain) on sale of properties	202	5,044	686	(327,794)	(461,434)	(321,862)	(492,272)
Impairment of assets	—	—	—	—	—	—	(174)
Acquisition and certain other transaction related costs	779	289	609	928	2,327	2,605	17,506
General and administrative	5,764	6,179	7,207	7,285	8,549	26,435	34,087
Depreciation and amortization	63,353	60,407	58,261	57,259	68,388	239,280	271,131
NOI	51,719	33,824	46,962	41,991	63,015	174,496	291,400
Non-cash straight line rent adjustments included in rental income	(1,723)	(2,738)	(2,710)	(1,745)	(2,042)	(8,916)	(5,846)
Lease value amortization included in rental income	41	42	57	105	(1,648)	245	(7,211)
Non-cash amortization included in property operating expenses	(200)	(199)	(199)	(199)	(200)	(797)	(797)
Cash Basis NOI	$ 49,837	$ 30,929	$ 44,110	$ 40,152	$ 59,125	$ 165,028	$ 277,546

(1) See Definitions of Certain Non-GAAP Financial Measures in appendix for a definition of NOI, Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI, a description of why we believe they are appropriate supplemental measures and a description of how we use these measures.

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CALCULATION AND RECONCILIATION OF NOI, CASH BASIS NOI, SAME PROPERTY NOI AND SAME PROPERTY CASH BASIS NOI[1]

(Dollars in thousands)

	For the Three Months Ended				
Calculation of NOI and Cash Basis NOI:	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021
Rental income / residents fees and services	$ 336,885	$ 322,920	$ 313,028	$ 310,733	$ 336,731
Property operating expenses	(285,166)	(289,096)	(266,066)	(268,742)	(273,716)
NOI	$ 51,719	$ 33,824	$ 46,962	$ 41,991	$ 63,015
NOI	$ 51,719	$ 33,824	$ 46,962	$ 41,991	$ 63,015
Less:					
Non-cash straight line rent adjustments included in rental income	1,723	2,738	2,710	1,745	2,042
Lease value amortization included in rental income	(41)	(42)	(57)	(105)	1,648
Non-cash amortization included in property operating expenses	200	199	199	199	200
Cash Basis NOI	$ 49,837	$ 30,929	$ 44,110	$ 40,152	$ 59,125
Reconciliation of NOI to Same Property NOI:					
NOI	$ 51,719	$ 33,824	$ 46,962	$ 41,991	$ 63,015
Less:					
NOI of properties not included in same property results	4,016	(4,294)	(457)	1,656	26,926
Same Property NOI	$ 47,703	$ 38,118	$ 47,419	$ 40,335	$ 36,089
Reconciliation of Same Property NOI to Same Property Cash Basis NOI:					
Same Property NOI	$ 47,703	$ 38,118	$ 47,419	$ 40,335	$ 36,089
Less:					
Non-cash straight line rent adjustments included in rental income	855	704	1,014	1,422	1,467
Lease value amortization included in rental income	(41)	(42)	(57)	(115)	(127)
Non-cash amortization included in property operating expenses	172	209	135	172	98
Same Property Cash Basis NOI	$ 46,717	$ 37,247	$ 46,327	$ 38,856	$ 34,651

(1) See Definitions of Certain Non-GAAP Financial Measures in appendix for a definition of NOI, Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI, a description of why we believe they are appropriate supplemental measures and a description of how we use these measures.

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CALCULATION AND RECONCILIATION OF EBITDA, EBITDA*re* AND ADJUSTED EBITDA*re*[1]

(Dollars in thousands)	For the Three Months Ended					For the Year Ended	
	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021	12/31/2022	12/31/2021
Net (loss) income	$ (65,322)	$ (81,492)	$ (109,383)	$ 240,423	$ 366,758	$ (15,774)	$ 179,926
Interest expense	49,341	46,936	55,975	57,131	63,518	209,383	255,759
Income tax (benefit) expense	(135)	13	(640)	1,472	406	710	1,430
Depreciation and amortization	63,353	60,407	58,261	57,259	68,388	239,280	271,131
EBITDA	47,237	25,864	4,213	356,285	499,070	433,599	708,246
Loss (gain) on sale of properties	202	5,044	686	(327,794)	(461,434)	(321,862)	(492,272)
Impairment of assets	—	—	—	—	—	—	(174)
Equity in net losses (earnings) of unconsolidated joint ventures	2,630	(2,127)	(3,204)	(3,354)	—	(6,055)	—
Share of EBITDA*re* from unconsolidated joint ventures	3,797	3,730	5,709	5,232	384	18,468	384
Adjustments to reflect our share of EBITDA*re* attributable to an equity method investment	(2,350)	(1,358)	(1,446)	(1,816)	(2,468)	(6,970)	(5,176)
EBITDA*re*	51,516	31,153	5,958	28,553	35,552	117,180	211,008
General and administrative expense paid in common shares	281	472	665	315	315	1,733	1,960
Acquisition and certain other transaction related costs	779	289	609	928	2,327	2,605	17,506
Loss on modification or early extinguishment of debt	—	—	29,560	483	—	30,043	2,410
Losses on equity securities, net	4,276	2,674	10,157	8,553	15,289	25,660	42,232
Adjustments to reflect our share of Adjusted EBITDA*re* attributable to an equity method investment	2,861	1,194	1,026	65	392	5,146	2,831
Adjusted EBITDA*re*	$ 59,713	$ 35,782	$ 47,975	$ 38,897	$ 53,875	$ 182,367	$ 277,947

(1) See Definitions of Certain Non-GAAP Financial Measures in the appendix for a definition of EBITDA, EBITDA*re* and Adjusted EBITDA*re* and a description of why we believe they are appropriate supplemental measures.

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CALCULATION AND RECONCILIATION OF FFO AND NORMALIZED FFO ATTRIBUTABLE TO COMMON SHAREHOLDERS[(1)]

(Dollars in thousands, except per share data)	For the Three Months Ended					For the Year Ended	
	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021	12/31/2022	12/31/2021
Net (loss) income attributable to common shareholders	$ (65,322)	$ (81,492)	$ (109,383)	$ 240,423	$ 365,585	$ (15,774)	$ 174,515
Depreciation and amortization	63,353	60,407	58,261	57,259	68,388	239,280	271,131
Loss (gain) on sale of properties	202	5,044	686	(327,794)	(461,434)	(321,862)	(492,272)
Impairment of assets	—	—	—	—	—	—	(174)
Losses on equity securities, net	4,276	2,674	10,157	8,553	15,289	25,660	42,232
FFO adjustments attributable to noncontrolling interest	—	—	—	—	(4,763)	—	(20,584)
Equity in net losses (earnings) of unconsolidated joint ventures	2,630	(2,127)	(3,204)	(3,354)	—	(6,055)	—
Share of FFO from unconsolidated joint ventures	2,002	2,137	3,704	3,675	273	11,518	273
Adjustments to reflect our share of FFO attributable to an equity method investment	(2,678)	(1,639)	(1,466)	(1,932)	(2,608)	(7,715)	(6,017)
FFO attributable to common shareholders	4,463	(14,996)	(41,245)	(23,170)	(19,270)	(74,948)	(30,896)
Acquisition and certain other transaction related costs	779	289	609	928	2,327	2,605	17,506
Loss on modification or early extinguishment of debt	—	—	29,560	483	—	30,043	2,410
Adjustments to reflect our share of Normalized FFO attributable to an equity method investment	2,896	540	681	(142)	448	3,975	3,074
Normalized FFO attributable to common shareholders	$ 8,138	$ (14,167)	$ (10,395)	$ (21,901)	$ (16,495)	$ (38,325)	$ (7,906)
Weighted average common shares outstanding (basic)	238,562	238,344	238,197	238,149	238,149	238,314	237,967
Weighted average common shares outstanding (diluted)	238,562	238,344	238,197	238,198	238,149	238,314	237,967
Per Common Share Data (basic and diluted):							
Net (loss) income attributable to common shareholders	$ (0.27)	$ (0.34)	$ (0.46)	$ 1.01	$ 1.54	$ (0.07)	$ 0.73
FFO attributable to common shareholders	$ 0.02	$ (0.06)	$ (0.17)	$ (0.10)	$ (0.08)	$ (0.31)	$ (0.13)
Normalized FFO attributable to common shareholders	$ 0.03	$ (0.06)	$ (0.04)	$ (0.09)	$ (0.07)	$ (0.16)	$ (0.03)

(1) See Definitions of Certain Non-GAAP Financial Measures in the appendix for a definition of FFO attributable to common shareholders and Normalized FFO attributable to common shareholders, a description of why we believe they are appropriate supplemental measures and a description of how we use these measures.

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DEFINITIONS OF CERTAIN NON-GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures

We present certain "non-GAAP financial measures" within the meaning of applicable rules of the SEC, including net operating income, or NOI, Cash Basis NOI, same property NOI, same property Cash Basis NOI, earnings before interest, income tax, depreciation and amortization, or EBITDA, EBITDA for real estate, or EBITDA*re*, Adjusted EBITDA*re*, funds from operations attributable to common shareholders, or FFO attributable to common shareholders, and normalized funds from operations attributable to common shareholders, or Normalized FFO attributable to common shareholders. These measures do not represent cash generated by operating activities in accordance with GAAP and should not be considered alternatives to net income (loss) or net income (loss) attributable to common shareholders as indicators of our operating performance or as measures of our liquidity. These measures should be considered in conjunction with net income (loss) and net income (loss) attributable to common shareholders as presented in our consolidated statements of income (loss). We consider these non-GAAP measures to be appropriate supplemental measures of operating performance for a REIT, along with net income (loss) and net income (loss) attributable to common shareholders. We believe these measures provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation and amortization, they may facilitate a comparison of our operating performance between periods and with other REITs and, in the case of NOI, Cash Basis NOI, same property NOI and same property Cash Basis NOI, reflecting only those income and expense items that are generated and incurred at the property level may help both investors and management to understand the operations of our properties.

NOI, Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI

The calculations of NOI, Cash Basis NOI, same property NOI and same property cash basis NOI exclude certain components of net income (loss) in order to provide results that are more closely related to our property level results of operations. We calculate NOI, Cash Basis NOI, same property NOI and same property cash basis NOI as shown in this appendix. We define NOI as income from our real estate less our property operating expenses. NOI excludes amortization of capitalized tenant improvement costs and leasing commissions that we record as depreciation and amortization. We define Cash Basis NOI as NOI excluding non-cash straight line rent adjustments, lease value amortization, lease termination fee amortization, if any, and non-cash amortization included in property operating expenses. We calculate same property NOI and same property cash basis NOI in the same manner that we calculate the corresponding NOI and cash basis NOI amounts, except that we only include same properties in calculating same property NOI and same property cash basis NOI. We use NOI, Cash Basis NOI, same property NOI and same property cash basis NOI to evaluate individual and company wide property level performance. Other real estate companies and REITs may calculate NOI, Cash Basis NOI, same property NOI and same property cash basis NOI differently than we do.

EBITDA, EBITDA*re* and Adjusted EBITDA*re*

We calculate EBITDA, EBITDA*re* and Adjusted EBITDA*re* as shown in this appendix. EBITDA*re* is calculated on the basis defined by the National Association of Real Estate Investment Trusts, or Nareit, which is EBITDA, excluding gains or losses on the sale of properties, equity in net earnings or losses of unconsolidated joint ventures, impairment of assets, if any, and including adjustments to reflect our proportionate share of EBITDA*re* of our equity method investment in AlerisLife and our proportionate share of EBITDA*re* from our unconsolidated joint ventures as well as certain other adjustments currently not applicable to us. In calculating Adjusted EBITDA*re*, we adjust for the items shown in the appendix. Other real estate companies and REITs may calculate EBITDA, EBITDA*re* and Adjusted EBITDA*re* differently than we do.

FFO and Normalized FFO Attributable to Common Shareholders

We calculate FFO attributable to common shareholders and Normalized FFO attributable to common shareholders as shown in this appendix. FFO attributable to common shareholders is calculated on the basis defined by Nareit, which is net income (loss) attributable to common shareholders, calculated in accordance with GAAP, excluding any gain or loss on sale of properties, equity in net earnings or losses of unconsolidated joint ventures, loss on impairment of real estate assets, gains or losses on equity securities, net, if any, including adjustments to reflect our proportionate share of FFO of our equity method investment in AlerisLife and our proportionate share of FFO from our unconsolidated joint ventures, plus real estate depreciation and amortization of consolidated properties and minus FFO adjustments attributable to noncontrolling interest, as well as certain other adjustments currently not applicable to us. In calculating Normalized FFO attributable to common shareholders, we adjust for the items shown in this appendix. FFO attributable to common shareholders and Normalized FFO attributable to common shareholders are among the factors considered by our Board of Trustees when determining the amount of distributions to our shareholders. Other factors include, but are not limited to, requirements to maintain our qualification for taxation as a REIT, limitations in the agreements governing our debt, the availability to us of debt and equity capital, our expectation of our future capital requirements and operating performance, and our expected needs for and availability of cash to pay our obligations. Other real estate companies and REITs may calculate FFO attributable to common shareholders and Normalized FFO attributable to common shareholders differently than we do.

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